EXHIBIT 10.1

TERMS OF 2013 RESTRICTED STOCK AWARD1

Participants:	All members of Delta's Board of Directors (the “Board”) who are not employees of Delta (“Non-Employee Directors”). These directors are:

Roy J. Bostock	Shirley C. Franklin
John S. Brinzo	David R. Goode
Daniel A. Carp	George N. Mattson
David G. DeWalt	Paula Rosput Reynolds
William H. Easter III	Kenneth B. Woodrow
Mickey P. Foret

Type of Award:	Restricted Stock, as defined and granted under the Delta 2007 Performance Compensation Plan (the “2007 Plan”).

Grant Date:	June 27, 2013

Number of

Shares:	The number of shares of Restricted Stock granted to each Non-Employee Director shall equal the result of the following formula: $115,000 divided by Y, where

Y = the closing price of Delta Common Stock, par value $0.0001 per share, on the New York Stock Exchange on the Grant Date.

Partial Shares:	Any partial shares resulting from the above formula will be ignored and the aggregate shares of Restricted Stock for each Non-Employee Director will be rounded up to the nearest whole ten shares.

Vesting:
Each grant awarded to a Non-Employee Director under the terms of this Exhibit 1 (a “2013 Grant”) will vest (the “Vesting Date”) on the earlier of (1) June 27, 2014 and (2) the date of Delta's 2014 Annual Meeting of Stockholders, subject to such Non-Employee Director's continued service as a member of the Board on the Vesting Date.

Accelerated

Vesting:
Notwithstanding the forgoing, accelerated vesting will occur prior to the Vesting Date as follows: individual 2013 Grants shall immediately vest on the date such Non-Employee Director ceases to be a member of the Board due to death or Disability. For purposes of the 2013 Grant, “Disability” shall mean the Non-Employee Director's inability to perform his or her duties as a member of the Board for a period of 180 or more days as a result of a demonstrable injury or disease.

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1 In accordance with these terms, each Non-Employee Director received 6,160 shares of Restricted Stock on June 27, 2013. This is equal to $115,000 divided by $18.69 (the closing price of Delta Common Stock on the New York Stock Exchange on June 27, 2013), rounded up to the nearest whole ten shares.

Forfeiture:
Except as expressly set forth above, a Non-Employee Director shall immediately forfeit any unvested Restricted Stock on the date such Non-Employee Director ceases to be a member of the Board for any reason, other than due to death or Disability.

Dividends:
In the event a cash dividend is paid with respect to shares of Delta Common Stock at a time during which the 2013 Grant is unvested, the Non-Employee Director will be eligible to receive the dividend when the 2013 Grant vests.

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